Exhibit 4

As of June 29, 2012*

Cohen & Steers Emerging Markets Real Estate Fund, Inc.

Assets = $42,589,824.16

Minimum Bond = $350,000

Cohen & Steers Dividend Value Fund, Inc.

Assets = $235,091,642.67

Minimum Bond = $600,000

Cohen & Steers Institutional Global Realty Shares, Inc.

Assets = $562,844,502.85

Minimum Bond = $900,000

Cohen & Steers Institutional Realty Shares, Inc.

Assets = $2,257,866,511.10

Minimum Bond = $1,700,000

Cohen & Steers International Realty Fund, Inc.

Assets = $1,046,641,715.38

Minimum Bond = $1,250,000

Cohen & Steers Global Realty Shares, Inc.

Assets = $401,320,164.25

Minimum Bond = $750,000

Cohen & Steers Realty Income Fund, Inc.

Assets = $1,085,895,899.95

Minimum Bond = $1,250,000

Cohen & Steers Realty Shares, Inc.

Assets = $4,661,593,079.29

Minimum Bond = $2,500,000

Cohen & Steers Global Infrastructure Fund, Inc.

Assets = $87,223,619.38

Minimum Bond = $450,000

Cohen & Steers Preferred Securities and Income Fund, Inc.

Assets = $1,175,703,561.87

Minimum Bond = $1,250,000

Cohen & Steers Real Assets Fund, Inc.

Assets = $52,019,790.16

Minimum Bond = $400,000

*	Bond limits were initially calculated with assets under management as of March 31, 2012. Please note that the bond contains an endorsement which allows for “automatic increase in limits”, as may be needed as a result of an increase in asset size or due to the addition of new Investment Companies. The increase will be automatic and without the payment of additional premiums for the remainder of the premium period.